Dated this 1st day of January 2021

BETWEEN

BH GLOBAL CORPORATION LIMITED AND ITS SUBSIDIARIES

AND

SEA FORREST TECHNOLOGIES PTE LTD AND ITS SUBSIDIARIES

INTERCOMPANY LOAN DEED

THIS INTERCOMPANY LOAN DEED (this "Deed") is made on this 17TH day of December 2021

BETWEEN

(1) **BH GLOBAL CORPORATION LIMITED** (Company Registration No: 200404900H), a company duly organized and validly existing under the laws of Singapore and having its registered address at No. 8 Penjuru Lane, Singapore 609189 (the "**Company**"); and

(2) **Sea Forrest Technologies Pte Ltd** (Company Registration No: 201722347H) and it's subsidiaries, a company duly organized and validly existing under the laws of Singapore and having its registered address at No. 8 Penjuru Lane, Singapore 609189 (the "**Subsidiary**")

(collectively, the "**Parties**" and each a "**Party**").

WHEREAS:-

The Subsidiary has requested for the Company to, from time to time, make advances for the purposes of working capital (each, a "**Loan**") to the Subsidiary up to an overall aggregate outstanding principal of not more than S$6,000,000 ("**Aggregate Facility Amount**") on a revolving basis and subject to the terms and conditions of this Deed.

THIS DEED WITNESS AS FOLLOWS:-

1. LOAN

Subject to the terms of this Deed, the Company makes available to the Subsidiary, from the date of this Deed to 30 June 2024 ("**Maturity Date**"), a loan facility ("**Facility**") in the aggregate amount of the Aggregate Facility Amount. Upon maturity, this facility may be extended by mutual consent by both parties. The Subsidiary may utilise the Facility by delivery to the Company of a notice of drawdown in such form and with such particulars, and executed in such manner, as from time to time specified by the Company. Each request for drawdown is subject to the approval of the Company and the Company has the sole discretion to decline any notice of drawdown for any or no reason whatsoever. If the request is approved by the Company, the Company shall disburse the Loan in the amount of the notice of drawdown on the date specified in such notice. Any unutilised amount of the Facility shall be available for drawdown by the Subsidiary by way of a line of credit, at any time and from time to time up to the Maturity Date.

2. INTEREST

2.1. The Loans shall carry an interest equivalent to the weighted average cost of borrowing of the Company and its subsidiaries, computed based on interest charged by banks for facilities extended to the company and its subsidiaries, plus a mark-up of 0.5% per annum on each Loan, accruing on a daily basis and calculated on the basis of a 365-day year, payable by the Subsidiary to the Company.

2.2. Interest shall be payable at the end of each calendar quarter and will not be compounded.

2.3. Default interest shall be payable at the end of each calendar year and will be compounded.

3. LOAN REPAYMENT AND EVENTS OF DEFAULT

3.1 To the fullest extent permitted under applicable laws the Loans and all outstanding interest upon the Loans shall be repayable immediately upon written demand by the Company, provided always that the Loans and all outstanding interest shall be fully repaid within a period of twenty one (21) days from date of such written demand on or before the Maturity Date.

3.2 Notwithstanding any other provision of this Deed, all outstanding Loans, accrued interest and Unpaid Sums shall become immediately due and payable upon the occurrence of any of the following events of default (each an "**Event of Default**"):

(a) the Subsidiary fails to pay any sum (whether principal, interest or otherwise) payable by it to the Company (whether under this Deed or otherwise) when due;

(b) the Subsidiary defaults in the due and punctual performance of any provision of this Deed and (if such default is in the opinion of the Company capable of remedy) such default is not remedied within twentyone (21) days of the Company notifying the Subsidiary of such default;

(c) any indebtedness of the Subsidiary to any person is not paid when due or becomes due or capable of being declared due prior to its stated maturity;

(d) an encumbrancer takes possession or a trustee, receiver and/or manager, judicial manager or other similar officer is appointed in respect of the undertaking or the whole or any material part of the assets, rights or revenues of the Subsidiary or a distress or other process is levied or enforced upon any of the assets, rights or revenues of the Subsidiary and the Company is reasonably of the opinion that such will materially affect the Subsidiary's ability to pay or satisfy all or any moneys owing and liabilities under this Deed or to comply with its obligations under this Deed;

(e) the Subsidiary stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due, or proposes to enter or enters into any composition or other arrangement for the benefit of its creditors generally, or proceedings are commenced in relation to the Subsidiary under any law, regulation or procedure relating to the reconstruction or readjustment of debts;

(f) the Subsidiary is adjudicated or found insolvent or any order is made by any competent court or resolution passed by the Subsidiary for the winding-up or dissolution of the Subsidiary or for the appointment of a judicial manager, liquidator, custodian, trustee, or other similar officer of the Subsidiary or of the whole or any material part of its assets, rights or revenues;

(g) legal proceedings, suits, arbitrations or actions of any kind whatsoever (whether criminal or civil) is threatened or has been instituted against the Subsidiary and the Company is reasonably of the opinion that it will materially affect the Subsidiary's ability to pay or satisfy all or any of the moneys and liabilities under this Deed or to comply with its obligations under this Deed;

3.3 If an Event of Default occurs, the Subsidiary shall immediately notify the Company of such Event of Default. Any failure of the Subsidiary to provide such notification to the Company shall not prejudice the Company's right to make demand for immediate repayment by the Subsidiary of all Unpaid Sums, nor shall it prejudice any other claim or right whatsoever which the Company may have against the Subsidiary.

4. PAYMENTS

4.1. Subject only to Clause 8, any Unpaid Sum shall be made to the Company in full, free and clear of:

(a) any set-off, counterclaim, charges, duties, taxes or other condition whatsoever; and

(b) any deduction or withholding whatsoever save only as may be required by law or regulation which in either case is binding on the Subsidiary, provided that, if the Subsidiary is so required, it shall:

(i) ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii) pay to the relevant taxation authorities, or other authorities, as appropriate, the full amount of the deduction or withholding;

(iii) furnish to the Company, within the period for payment permitted by the relevant law, either:

(1) an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(2) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(iv) pay to the Company such additional amount as is necessary to ensure that the net full amount received by the Company after the required deduction or withholding is equal to the amount that the Company would have received had no such deduction or withholding been made.

5. REPRESENTATIONS, WARRANTIES AND INDEMNITIES

5.1. Each Party hereby represents and warrants to the other Party as follows:

(a) it has the power and authority to enter into and perform its obligations under this Deed and this Deed, when executed, constitutes valid and legally binding obligations enforceable against it in accordance with the terms herein; and

(b) the execution and delivery of, and the performance by it of its obligations under, this Deed do not:

(i) infringe, or constitute a default under, any constitutive document, instrument, contract, document or deed to which it is a party or by which it or its assets are bound; and

(ii) result in a breach of any law, rule, regulation, ordinance, order, judgement or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body to which it is a party or by which it or its assets are bound, whether in its place of incorporation or elsewhere.

5.2. The Subsidiary shall keep the Company fully and effectively indemnified against all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever, that the Company may incur in connection with or arising from any failure of the Subsidiary to repay the Loans in accordance with this Deed, or any other material breach of any of the Subsidiary's representations, warranties, obligations, covenants and undertakings under this Deed.

6. COSTS AND EXPENSES

6.1. Each Party shall bear its own costs and expenses incurred in connection with preparation of this Deed.

6.2. The Subsidiary shall pay (or if appropriate, reimburse the Company) for any transfer or stamp duties, registration or documentary costs or similar taxes or any other excise, intangible or property taxes, charges or similar levies (and any fines, interest or penalty relating thereto) imposed at any time which arise from, or otherwise with respect to, this Deed, any payment made hereunder, or from execution, delivery or registration of this Deed and any arrangements or transactions that may be made in connection with or pursuant hereto.

7. SET OFF

The Company shall be entitled to set off, without prior notice, all amounts owed to it, whether or not due and payable, under this Deed against any amounts due by it, or its other subsidiary or related companies, to the Subsidiary

8. NOTICES

Every notice or demand under this Deed shall be in the English language and in writing but may be given or made by prepaid registered post or electronic mail. Every notice or demand to be given by one Party hereto to another hereunder shall be sent to:

(a) the Company at:

Address: No. 8 Penjuru Lane, Singapore 609189

Attention: Mr Patrick Lim

Electronic mail address: patrick@bhglobal.com.sg; and

(b) the Subsidiary at:

Address: No. 8 Penjuru Lane, Singapore 609189

Attention: Mr George Lee

Electronic mail address: george.lee@seaforrest.com,

or to such other address or person as the addressee may designate by notice in writing to the other Party hereto. Every notice or demand shall, except so far as otherwise required by this Deed, be deemed to have been received in the case of an electronic mail at the time of sending (provided that no delivery failure notice is received by the sender), and in the case of a letter by prepaid registered post, three (3) calendar days after posting if the address of service is a local address, or five (5) calendar days after posting if the address of service is an overseas address.

9. GENERAL

9.1. **Further Assurance**. Each Party hereto shall promptly execute and deliver all such documents, and do all such things, including without limitation the procuring of any necessary third party consents, as the other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Deed.

9.2. **Entire Deed**. This Deed embodies the entire terms and conditions agreed upon by the Parties as to the subject matter of this Deed and supersedes and cancels in all respects all previous term sheets, deeds, letters of intent, and undertakings entered into amongst the Parties with respect to the subject matter hereof, whether such be written or oral. Nothing in this Deed shall have the effect of limiting any liability arising from fraud.

9.3. **No Assignment.** No Subsidiary shall assign and/or transfer all or any of its rights, benefits or obligations under this Deed. This Deed shall be binding on and shall inure for the benefit of each Party's successors and permitted assigns.

9.4. **No Variation.** No variation, modification or waiver of any provision of this Deed nor consent to any departure by any Party therefrom, shall in any event be of any force or effect unless the same shall be confirmed in writing, signed by the Parties hereto, and then such variation, modification, waiver or consent shall be effective only to the extent for which it may be made or given.

9.5. **Waiver.**The failure by any Party at any time to exercise any right (including any right of rescission) or to require performance by the other Party or to claim a breach of any term of this Deed shall not be deemed to be a waiver of such or any other rights or remedies available to it.

9.6. **Remedies.** No remedy conferred by any of the provisions of this Deed is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Parties hereto shall not constitute a waiver by such Party of the right to pursue any other available remedies.

9.7. **Execution in Counterparts.** This Deed may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same document and shall be binding on the Parties as if they had executed this Deed in a single document. Signatures may be exchanged by electronically mailed signatures with original signatures to follow. Each Party agrees to be bound by its own electronically mailed signature and that it accepts the electronically mailed signature of the other Party.

9.8. **Severability.** The invalidity or unenforceability of any term or provision of this Deed in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Deed or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Deed that is manifestly unjust.

9.9. **Contracts (Rights of Third Parties) Act.** A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce this Deed.

9.10. **Governing Law and Dispute Resolution.** This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Singapore and Parties agree to be subject to the exclusive jurisdiction of the Singapore courts.

9.11. **Good faith clause.** Both parties agree to act in the utmost good faith at all times in respect of our obligations towards each other in terms of the Agreement.

9.12. **Dispute resolution.** Any dispute arising out of or in connection with this agreement must be submitted for mediation at the Singapore Mediation Centre (SMC) in accordance with SMC's Mediation Procedure in force for the time being. Either/any party may submit a request to mediate to SMC upon which the other party will be bound to participate in the mediation within [45 days] thereof. Every party to the mediation must be represented by [senior executive personnel, of at least the seniority of a Head of Department] or its equivalent, with authority to negotiate and settle the dispute. Unless otherwise agreed by the parties, the

Mediator(s) will be appointed by SMC. The mediation will take place in Singapore in the [English] language and the parties agree to be bound by any settlement agreement reached.

<u>IN WITNESS WHEREOF</u> this Deed has been entered into by the Parties.

Executed and delivered as a deed for and on behalf of the Parties in accordance with Section 41B(1) of the Companies Act 1967 of Singapore (where relevant),

THE COMPANY

Name: Mr Patrick Lim	Name:
Director	Director/Secretary/Witness

THE SUBSIDIARY

Name: Mr George Lee	Name:
Director	Director/Secretary/Witness